Exhibit 10.2
December 10, 2009
Comerica Bank
Attn: William B. Murdock
500 Woodward Avenue
9th Floor
Detroit, MI. 48226

Re:	Termination Notice - $400.0 Million Smith International, Inc and M-I LLC Revolving Credit Facility
Dear William,
We refer to the Credit Agreement dated May 5, 2005 between Smith International, Inc. and M-I LLC as Borrower(s), and Comerica Bank as Administrative Agent for the Lenders. Please be advised that the Borrower(s) request termination of the Revolving Credit Facilities in their entirety, effective December 10, 2009.
Feel free to contact me if you have any questions on the above.
/s/ William Restrepo
William Restrepo
Senior Vice President,
Chief Financial Officer and Treasurer